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PRICING SUPPLEMENT NO. 1
DATED DECEMBER 17, 1997
(TO PROSPECTUS DATED DECEMBER 16, 1997 AND
PROSPECTUS SUPPLEMENT DATED DECEMBER 16, 1997)

PUGET SOUND ENERGY, INC.

SENIOR MEDIUM-TERM NOTES, SERIES A
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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
 PRINCIPAL AMOUNT:        $300,000,000

 ISSUE PRICE:             100%

 ORIGINAL ISSUE DATE:     December 22, 1997

 STATED MATURITY DATE:    December 1, 2027

 INTEREST RATE:           7.02%

 INTEREST PAYMENT DATES:  March 15 and September 15, commencing March 15, 1998

 REGULAR RECORD DATES:    February 28 (or February 29 in years including such
                          date) and August 31

 FORM OF NOTES:           [X] Book Entry  [_] Certificated

 REDEMPTION:
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  The Senior Medium-Term Notes, Series A, due December 1, 2027 (the "Notes")
will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Senior Note Trustee (as defined in the Prospectus dated December 16, 1997) after consultation with the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (B) if the Senior Note Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of CS First Boston Corporation, Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

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
 AGENTS:                          Merrill Lynch & Co., Merrill Lynch, Pierce,
                                  Fenner & Smith Incorporated, NationsBanc
                                  Montgomery Securities, Inc. and Salomon
                                  Smith Barney ("Agents").

 FORM OF SALE:                    The Notes are being sold to the Agents as
                                  principal and will be resold to investors and other purchasers at the Issue Price.

 AGENTS' DISCOUNT OR COMMISSION:  .875%

 NET PROCEEDS TO COMPANY:         99.125%

 ADDITIONAL TERMS:                None.

 CUSIP:                           74531E AA 0
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